NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 2002
                           SOS STAFFING SERVICES, INC.

                                [GRAPHIC OMITTED]

To the Shareholders of SOS STAFFING SERVICES, INC.:

         The Annual Meeting of Shareholders of SOS Staffing Services, Inc. (the "Company") will be held at the City Center Hilton Hotel, 255 South West Temple Street, Canyon Room II, Salt Lake City, Utah, 84101 on Thursday, May 16, 2002, at 1:30 p.m., Mountain Daylight Time (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (i) To elect two directors of the Company, each to serve until the 2005 annual meeting of shareholders and until their respective successors have been duly elected and qualified; and

         (ii) To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 1, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                       BY ORDER OF THE BOARD OF DIRECTORS


                       /s/ John K. Morrison
                       --------------------------------------------------
                           JOHN K. MORRISON
                           Vice President, General Counsel and Secretary

April 22, 2002

                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please date, complete, sign and mail the enclosed proxy without delay in the enclosed postage paid envelope. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

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




                           SOS Staffing Services, Inc.

                             1415 South Main Street

                            Salt Lake City, UT 84115



                                 PROXY STATEMENT


                         Annual Meeting of Shareholders

                                  May 16, 2002




                             SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of SOS Staffing Services, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 16, 2002, at 1:30 p.m., Mountain Daylight Time, at the City Center Hilton Hotel, 255 South West Temple Street, Canyon Room II, Salt Lake City, Utah, 84101, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 22, 2002.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

The Board of Directors has fixed the close of business on Monday, April 1, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 12,691,398 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of Common Stock that are entitled to be voted at the Annual Meeting and that are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the two director nominees and, in the discretion of the proxy holder, as to any other matters that may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company at the address set forth above a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the two nominees receiving the highest number of votes will be elected.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         At the Annual Meeting, two directors of the Company are to be elected, each to serve a three-year term expiring at the annual meeting of shareholders to be held in 2005 and until their successors shall be duly elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies received for the election of Stanley R. deWaal and Randolph K. Rolf to serve as directors upon their nomination at the Annual Meeting. Each of the aforementioned individuals has advised the Company of his willingness to continue to serve as a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected.

         In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. R. Thayne Robson and Thomas K. Sansom are currently serving terms that expire at the annual meeting of shareholders to be held in the 2003 calendar year. Jack A. Henry, Brad L. Stewart and JoAnn W. Wagner are currently serving terms that expire at the annual meeting of shareholders to be held in the 2004 calendar year.

Directors and Executive Officers

         The directors, nominees and executive officers of the Company, their ages and present positions with the Company are as follows:

         Name                               Age                                 Position
         ----                               ---                                 --------

       JoAnn W. Wagner                       62                    Director  (Chairman),  Chief Executive Officer
                                                                   and President
       W. B. Collings                        62                    Vice   President,   Treasurer   and  Assistant
                                                                   Secretary
       Stanley R. deWaal                     67                    Director
       Kevin Hardy                           38                    Senior  Vice  President  and  Chief  Financial
                                                                   Officer
       Jack A. Henry                         58                    Director
       John K. Morrison                      40                    Vice President, General Counsel and Secretary
       R. Thayne Robson                      72                    Director
       Randolph K. Rolf                      60                    Director
       Thomas K. Sansom                      63                    Director,    Senior   Vice    President    and
                                                                   Commercial Division President
       Brad L. Stewart                       44                    Director

Nominees for Election as Directors

         Certain biographical information with respect to each nominee is set forth below.

         Stanley R. deWaal was elected a director of the Company in May 1995. Mr. deWaal is currently Vice President of Century Business Services, a business service firm in Salt Lake City, Utah. Mr. deWaal was President and a director of DeWaal, Keeler & Co., a Utah professional corporation of certified public accountants, from 1975, when Mr. deWaal co-founded the firm, until November
1999, when the firm was purchased by Century Business Services. Mr. deWaal has been a licensed Certified Public Accountant since 1967. Mr. deWaal also currently serves as a member of the Board of Directors of the Hansen Planetarium, a not-for-profit organization.

         Randolph K. Rolf has been a director of the Company since June 1995. Until his retirement in March 1999, Mr. Rolf served as Chairman of the Board, President and Chief Executive Officer of Unitog Company ("Unitog"), a public company based in Kansas City, Missouri, which manufactured, sold and rented industrial uniforms. Unitog was acquired by Cintas Corporation in March 1999. Mr. Rolf served as Chairman of the Board of Unitog from May 1991 and as President and Chief Executive Officer from May 1988 until March 1999.

Directors Whose Terms of Office Continue

         Certain biographical information with respect to continuing directors is set forth below.

         Jack A. Henry has been a director of the Company since April 2001. In 2000, Mr. Henry formed Sierra Blance Ventures, LLC, a private advisory and investment firm. Mr. Henry retired as the Managing Partner of the Phoenix, Arizona office of Arthur Andersen LLP in 2000, a position he had held for 18 years. Mr. Henry had joined Arthur Andersen in 1966 and was made a partner in 1976. Mr. Henry was active in the leadership of Arthur Andersen, including serving on the firm's Nominating Committee and on the Chairman's Advisory Committee. Mr. Henry currently serves on the board of directors of the following companies: Harris Trust Bank of Arizona, an Arizona Bank; Simula, Inc., a public Phoenix-based corporation engaged in the manufacture of occupant safety systems for air, ground and sea vehicles; and Vodavi Technology, Inc., a provider of business telecommunications solutions, including telephony products, voice processing products and computer telephony products. Mr. Henry also is active in the Phoenix community. He is past Chairman of the Arizona Chamber of Commerce and Greater Phoenix Leadership, and has served on several other civic-oriented boards and committees. Mr. Henry holds Bachelor's and Master's Degrees in Business Administration from the University of Michigan.

         R. Thayne Robson has been a director of the Company since June 1995. Since 1978, Mr. Robson has served as Director of the Utah Bureau of Economic and Business Research and as Professor of Management and Research and Professor of Economics for the University of Utah. Prior to joining the University of Utah faculty, Mr. Robson taught economics at the University of California Los Angeles and Harvard University. Mr. Robson currently serves as a director of ARUP Alliance, Inc., a medical test laboratory based in Salt Lake City, Utah; as a director of Western Mortgage, a Utah corporation engaged in mortgage banking and correspondence; and as a trustee of Aquila Rocky Mountain Equity Fund and Tax-Free Fund for Utah, mutual funds managed by Aquila Management Corporation, a New York corporation. Mr. Robson has been and continues to be involved in numerous civic and community endeavors, including serving as a member of the Utah Governor's Economic Coordinating Committee since 1982, trustee of the Salt Lake Convention and Visitors' Bureau since 1984, a special advisor and member of the Executive Committee of the Economic Development Corporation of Utah since 1985, ex-officio director of the Salt Lake Downtown Alliance since 1991, director of the Community Board of Salt Lake Valley/IHC Hospitals since 1992, and trustee of Crossroads Research Institute, a Utah non-profit research institute, since 1986. Mr. Robson holds Bachelor's and Master's Degrees in Economics from Utah State University.

         Thomas K. Sansom has been a director of the Company since February 2000. In December 1999, Mr. Sansom was hired by the Company as Senior Vice President of the Company and President of the Company's Commercial Division. From 1995 through 1998, Mr. Sansom was Senior Vice President of the Commercial Division for Accustaff Incorporated. From 1993 through 1995 Mr. Sansom was President and Chief Operating Officer of Nesco Service Company. During 1992 Mr. Sansom was self-employed. He served as Vice President of Operations at Interim Systems from 1988 through 1991. Mr. Sansom's career in the staffing industry began in 1965 as an account executive with Kelly Services and he held a variety of positions with Kelly Services, Olsten Corp. and Interim. Mr. Sansom served on the board of directors of the American Staffing Association ("ASA"), formerly National Association of Temporary Staffing Services ("NATSS"). Mr. Sansom holds a Bachelor's Degree in Business Administration from Alma College in Alma, Michigan.

         Brad L. Stewart joined the Company in December 1999 as Executive Vice President and Chief Financial Officer, a position he held until August 2000. In August 2000, Mr. Stewart was appointed to the board of the directors of the Company. Mr. Stewart is currently Senior Vice President and Chief Financial Officer of Tomax Corporation, a Salt Lake City, Utah- based company that provides host-to-store software systems for retail chains, including headquarters, in-store processing and point of sale. From October 1998 until December 1999, Mr. Stewart was the acting Chief Financial Officer of The Murdock Group ("Murdock"), an employment service business in Salt Lake City, Utah. From 1995 through 1998, Mr. Stewart served as Chief Operating Officer of Marker International, Inc. ("Marker"), Salt Lake City, Utah, a manufacturer of ski and snowboard equipment and outerwear, where he was responsible for the operations of 11 subsidiaries located in Canada, Germany, Japan, Switzerland and the United States. From 1991 through 1995, Mr. Stewart was Marker's Chief Financial Officer. Prior to working for Marker, Mr. Stewart was employed for more than seven years by Arthur Andersen LLP in Phoenix, Arizona and Atlanta, Georgia. Mr. Stewart holds a Bachelor's Degree in Accounting from Brigham Young University. Mr. Stewart is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.

         JoAnn W. Wagner has been Chief Executive Officer of the Company since October 1998. Ms. Wagner has served as Chairman of the Board of Directors of the Company since February 1998. Additionally, Ms. Wagner was appointed President of the Company in March 1999. From September 1997 until her appointment as Chief Executive Officer, Ms. Wagner served as Executive Vice President of Corporate Development. From August 1997 until her appointment as Chairman, Ms. Wagner served as Vice Chairman of the Board. Ms. Wagner has been a director of the Company since July 1995. From July 1995 through August 1997, Ms. Wagner was an independent consultant to the temporary staffing industry, including the Company. From January 1991 until July 1995, Ms. Wagner was employed by Interim Services Inc., where she served as the Vice President of Market Development from January 1991 until January 1994. From November 1987 until January 1991, Ms. Wagner served as the President and a director of Interim Systems Corporation, a publicly-traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner served as President of ASA, formerly NATSS, from 1991 to 1992.

Committees, Meetings and Reports

         The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. deWaal (Chairperson), Jack A. Henry and R. Thayne Robson. The members of the Compensation Committee are Jack
A. Henry, Randolph K. Rolf (Chairperson) and R. Thayne Robson.

         The Audit Committee met eight times during the 2001 fiscal year. The functions of the Audit Committee include, without limitation: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. Each member of the Audit Committee is independent from management of the Company. Since July 1998, the Audit Committee's functions have been governed by a charter adopted by the Board of Directors.

         The Compensation Committee met three times during the 2001 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans. Each member of the Compensation Committee is independent from management. The Compensation Committee's functions are governed by a charter adopted by the Board of Directors.

         During the 2001 fiscal year, there were eight meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served.

Director Compensation

         Effective June 1, 2001, each non-employee director was paid a retainer of $1,000 per month. Additionally, each non-employee director was paid a fee of $1,000 for each Board of Directors meeting attended, a fee of $500 for each telephonic Board meeting in which such director participated and a fee of $500 for each committee meeting attended or in which such director participated. From January 1999 through May 2001, each non-employee director was paid a fee of $3,000 for each Board of Directors meeting attended and a fee of $500 for each committee meeting attended or in which such director participated. All directors are reimbursed for expenses in connection with attendance at Board and committee meetings. Prior to 1999, each non-employee member of the Board of Directors was paid a fee of $1,000 for each Board meeting attended. There was no fee paid for attendance at or participation in a committee meeting.

         Directors of the Company also are eligible to participate in the Company's May 1995 Incentive Stock Option Plan (the "Incentive Plan"). Pursuant to the terms of the Incentive Plan, the Company issued 5,000 incentive stock options to each non-employee director on the effective date of the Company's initial public offering, June 27, 1995. JoAnn W. Wagner, who became a director subsequent to the Company's initial public offering, also was issued 5,000 incentive stock options on the date she was appointed as a director. The options, of which 20% were immediately exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the Incentive Plan, on the date of each annual meeting of the Company's shareholders the Company will issue to each non-employee director an additional 1,000 incentive stock options. Accordingly, on May 18, 2001, the date of the Company's 2001 annual meeting of shareholders, the Company issued to each non-employee director 1,000 incentive stock options under the Incentive Plan. The options issued in connection with the 2001 annual meeting of shareholders were immediately exercisable upon the date of grant at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Additionally, the Company issued 10,000 options on April 11, 2001 to each non-employee director. Such options, of which 20% were immediately exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant.

                               EXECUTIVE OFFICERS

         In addition to the information set forth above regarding Ms. Wagner and Mr. Sansom, certain biographical information is furnished with respect to the following executive officers of the Company:

         W. B. Collings currently serves as the Company's Vice President, Treasurer and Assistant Secretary. Mr. Collings was appointed Treasurer in April 1998. Mr. Collings was appointed as Vice President on February 27, 1998 and as Assistant Secretary in April 1995. He joined the Company as the Controller in May 1993, a position he held until April 1998. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a Bachelor's Degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

         Kevin Hardy joined the Company in August 2000 as Senior Vice President and Chief Financial Officer. From February 1998 until August 2000, Mr. Hardy was Chief Financial Officer and Vice President of Administration for Marker International, Salt Lake City, Utah, a manufacturer of ski and snowboard equipment and outerwear, with operations in Canada, Germany, Japan, Switzerland and the United States. From 1994 to 1998, Mr. Hardy was Chief Financial Officer of Marker U.S. Companies, Salt Lake City, Utah. From 1991 to 1994, Mr. Hardy was the Controller for Marker USA. Prior to his work at Marker, Mr. Hardy worked for American Express Traveler Cheque Operations as a Senior Financial Analyst from 1988 to 1991. From 1986 to 1989, Mr. Hardy was employed with Ernst & Young LLP's Salt Lake City, Utah, office as an Audit Senior. Mr. Hardy currently serves as President, Chief Financial Officer and director of MKR Holdings, Salt Lake City, Utah. MKR Holdings is currently not engaged in the conduct of business and operates for the sole purpose of holding and subsequently liquidating its assets. Mr. Hardy received a Bachelor's Degree in Accounting from Utah State University in 1986.

         John K. Morrison was appointed as Vice President of the Company in March 1999. Mr. Morrison has served as Corporate Secretary of the Company since April 1995. Mr. Morrison was employed as General Counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed as an attorney for the Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctor degree in 1991 from the University of Utah. He obtained Bachelor's Degrees in Political Science and Economics from the University of Utah in 1987.

EXECUTIVE COMPENSATION

         The compensation of JoAnn W. Wagner, the Company's Chief Executive Officer during the 2001 fiscal year, the other executive officers of the Company whose total cash compensation for the 2001 fiscal year exceeded $100,000 and certain former executive officers or key employees of the Company (collectively, the "Named Officers") is shown on the following pages in three tables and is discussed herein in a report from the Compensation Committee.

Summary Compensation Table

         The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers:


                                                                                  Long Term
                                                                                 Compensation
                                                                                    Awards
                                             Annual Compensation
                                 Fiscal                          Other Annual                      All Other
  Name and Position               Year      Salary      Bonus    Compensation     Options        Compensation
  -----------------               ----      ------      -----      -------         -------        ------------

  JoAnn W. Wagner (1)             2001    $ 350,002   $ 15,000   $       --         50,000         $   2,376
       Chairman of the Board,     2000      334,997     35,000           --         50,000             2,561
       Chief Executive            1999      279,141         --           --         50,000             1,980
       Officer and President


  Thomas K. Sansom (2)            2001      203,840         --           --         30,000             1,267
       Senior Vice President      2000      199,992     20,000           --             --            26,188
       President Commercial       1999           --         --           --         25,000                --
       Division

  Kevin Hardy (3)                 2001      157,114      7,500           --         25,000               119
       Senior Vice President,     2000       46,157     15,000           --         30,000                 9
       Chief Financial Officer

  John K. Morrison (4)            2001      132,112      5,000           --         20,000               102
       Vice President,            2000      117,796     10,000           --          5,000                81
       Secretary and General      1999       93,275         --           --         20,000                54
       Counsel

  Richard J. Tripp (5)            2001       74,955         --      354,648             --                83
       Senior Vice President      2000      165,692     10,000           --          7,500             3,814
                                  1999      189,476         --           --          7,500             4,139

  Dennis N. Emery (6)             2001       85,618         --      105,502         10,000               124
       Senior Vice President      2000      138,466     14,000           --          5,000               248
       Finance                    1999       93,434     20,000           --         20,000            10,090
       Controller


(1) Ms. Wagner was appointed Chief Executive Officer of the Company in October 1998. Bonus amount reflects bonus paid to Ms. Wagner in March 2002 for the 2001 fiscal year and in February 2001 for the 2000 fiscal year. Of the $15,000 listed as the Bonus Payment for 2001, $5,000 was discretionary and $10,000 was payment in compensation for a deferred salary increase. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000 and expense reimbursements treated as ordinary income.

(2) Mr. Sansom was employed by the Company in December 1999. Compensation amounts for fiscal 2000 reflect compensation paid after Mr. Sansom's date of hire; no compensation other than the options granted listed under "Long Term Compensation Awards - Options" was paid to Mr. Sansom for fiscal 1999. Bonus amounts reflect bonus payments paid to Mr. Sansom in February 2001 for the 2000 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000, as well as $25,000 paid in fiscal 2000 related to Mr. Sansom's relocation upon accepting employment with the Company.

(3) Mr. Hardy was employed by the Company in August 2000. Compensation amounts for fiscal 2000 reflect compensation paid after Mr. Hardy's date of hire. Bonus amounts reflect bonus payments paid to Mr. Hardy in March 2002 for the 2001 fiscal year and February 2001 for the 2000 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

(4) Bonus amounts reflect bonus payments paid to Mr. Morrison in March 2002 for the 2001 fiscal year and in February 2001 for the 2000 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

(5) Bonus amounts reflect bonus payments paid to Mr. Tripp in February 2001 for the 2000 fiscal year. Amounts listed under "All Other Compensation" include life insurance premiums paid by the Company for insurance coverage in excess of $50,000 and other insurance premiums paid in each year listed. On April 19, 2001, Mr. Tripp resigned as a director of the Company to be effective April 20, 2001 in connection with the elimination of his position as Senior Vice President of the Company. Accordingly, for fiscal 2001, amounts listed under "Other Annual Compensation" include approximately $12,000 paid under a deferred bonus agreement as well as severance payments paid upon his resignation in accordance with Mr. Tripp's employment agreement.

(6) Mr. Emery was employed by the Company in April 1998. Bonus amounts reflect bonus payments paid to Mr. Emery in February 2001 for the 2000 fiscal year and March 2000 for the 1999 fiscal year. On June 30, 2001, Mr. Emery was terminated by the Company. Amounts listed under "Other Annual Compensation" reflect severance payments made in accordance with his employment agreement. Amounts listed under "All Other Compensation" include life insurance premiums paid by the Company for insurance coverage in excess of $50,000 in each year listed, as well as $10,000 paid in fiscal 1999 related to Mr. Emery's relocation upon accepting employment with the Company.

Option Grants in Last Fiscal Year

         The following table sets forth the grants of options made by the Company during the 2001 fiscal year to the Named Officers. As of December 30, 2001, the Company had not granted any stock appreciation rights. All options granted, except as noted, are incentive stock options granted under the Incentive Plan.



                            Number of     Percent of                                     Potential Realizable Value at
                           Securities   Total Options                                    Assumed Annual Rates of Stock
                           Underlying     Granted to                                      Price Appreciation for
                            Options      Employees in   Exercise or      Expiration           Option  Term
          Name              Granted      Fiscal Year     Base Price        Date                 5%              10%
          ----              -------      -----------     ----------      --------            ------           ------

JoAnn W. Wagner(1)              50,000       10.1%          $1.150        04/11/11          $  36,161        $ 91,640

Thomas K. Sansom(1)             30,000        6.1            1.150        04/11/11             21,697          54,984

Kevin Hardy(1)                  25,000        5.1            1.150        04/11/11             18,081          45,820

John K. Morrison(1)             20,000        4.0            1.150        04/11/11             14,465          36,656

Dennis N. Emery(1)              10,000        2.0            1.150        04/11/11              7,232          18,328

-------------------------

(1) Of the options granted, 20% were immediately exercisable on the date of the grant and an additional 20% become exercisable on each of the next four anniversaries of the date of the grant.

         Additionally, the Company has adopted the Inteliant Corporation Stock Option Plan (the "Inteliant Plan") for the benefit of Inteliant's employees, officers and directors (see discussion of the Inteliant Plan under the Compensation Committee Report, which follows). No option grants were made under the Inteliant Plan during the 2001 fiscal year to the Named Officers. As of December 30, 2001, the Company had not granted any stock appreciation rights. As of December 30, 2001, only non-qualified options had been granted.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-end  Option
Values

         The following table sets forth the number of unexercised options to acquire shares of Common Stock and the aggregate value of such options held by the Named Officers on December 30, 2001. None of the Named Officers exercised options to acquire shares of Common Stock during the 2001 fiscal year. As of December 30, 2001, the Company had not granted any stock appreciation rights to any of the Named Officers.

                                                Number of                             Value of Unexercised
                                         Unexercised Options                          In-the Money Options
                                         at December 30, 2001                        at December 30, 2001 (1)
                                    -----------------------------               ---------------------------------

  Name                             Exercisable       Unexercisable                  Exercisable     Unexercisable
  ----                             -----------       -------------                  -----------     -------------

JoAnn W. Wagner                      123,320            95,680                       $0.00              $0.00
Thomas K. Sansom                      21,000            34,000                        0.00               0.00
John K. Morrison                      33,600            31,400                        0.00               0.00
Kevin Hardy                           17,000            38,000                        0.00               0.00
Dennis N. Emery(2)                        --                --                        0.00               0.00
Richard J. Tripp(3)                       --                --                        0.00               0.00

------------------------------------------

(1) Reflects the difference between the exercise price of the unexercised options and the market value of shares of Common Stock on December 30, 2001. The last transaction of the Common Stock on December 28, 2001, the last trading date of the Company's fiscal year, as reported by Nasdaq, was $1.05 per share.

(2) In connection with Mr. Emery's severance agreement with the Company, all exercisable and all unexercisable options were terminated at the time of execution of the agreement.

(3) In accordance with the Incentive Plan, all of Mr. Tripp's unexercisable options were forfeited at the time of his resignation; the exercisable options expired 90 days thereafter.

Employment Agreements

         The Company entered into an employment agreement with Ms. Wagner on August 4, 1997 with an annualized salary of $140,000. Ms. Wagner's salary was based on working two-thirds time. On February 27, 1998, Ms. Wagner's annual salary was adjusted to $220,000 to reflect full-time employment with the Company. Effective April 1, 1999, Ms. Wagner's employment agreement was amended to increase her annual salary to $300,000. Effective April 1, 2000, Ms. Wagner's annual salary was increased to $350,000. Effective April 1, 2001, Ms. Wagner's annual salary was increased to $360,000; however, Ms. Wagner voluntarily delayed the effective date of such increase for an indefinite period of time. In March 2002, the Compensation Committee recommended that Ms. Wagner accept the increase effective April 1, 2002 and awarded Ms. Wagner a bonus of $10,000 to compensate her for salary lost due to the delay in the effective date of the prior year's increase. The term of Ms. Wagner's agreement expires on December 31, 2003. The term is automatically renewable for successive one-year terms unless six months' advance notice is given by either Ms. Wagner or the Company of an intent not to renew. The agreement provides that Ms. Wagner may be terminated for cause without any severance or other payments, except for the salary and compensation earned through the date of such termination. If Ms. Wagner is terminated without cause, the Agreement provides that she will be paid two years' salary. If Ms. Wagner is terminated due to a change in control, she will be paid an amount equal to the greater of two years of annual salary or the remainder of the term, but in no event more than an amount that would trigger the provisions of Internal Revenue Code Section 280G(d) or any successor provision.

          Mr. Sansom is employed pursuant to an employment agreement executed in December 1999. The agreement was for an initial term that expired on December 31, 2000. The agreement automatically renews for successive one-year periods unless either Mr. Sansom or the Company gives ninety (90) days' prior notice of his or its intent not to renew. During 2001, neither party gave notice of an intent not to renew; therefore, the term was automatically extended for one year, to December 31, 2002. Mr. Sansom's initial annual salary was $200,000. Effective July 16, 2001, his annual salary was increased to $210,000. The agreement provides for certain severance payments in the event Mr. Sansom is terminated without cause or if the Company determines not to renew the agreement for an additional term. The agreement also provides for the payment of one year's salary in the event of a change in control.

         Mr. Hardy is employed pursuant to an employment agreement executed in August 2000. The agreement was for an initial term that expired on December 31, 2001. The agreement automatically renews for successive one-year periods unless either Mr. Hardy or the Company gives ninety (90) days' prior notice of his or its intent not to renew. During 2001, neither party gave notice of an intent not to renew; therefore, the term was automatically extended for one year, to December 31, 2002. Mr. Hardy's initial annual salary was $150,000. Effective April 1, 2001, his annual salary was increased to $160,000 and effective April 1, 2002, his annual salary was increased to $170,000. The agreement provides for certain severance payments in the event Mr. Hardy is terminated without cause or if the Company determines not to renew the agreement for an additional term. The agreement also provides for the payment of one year's salary in the event of a change in control.

         The Company has an employment agreement with Mr. Morrison, which does not have an expiration date. The agreement provides for the payment of six months' salary if Mr. Morrison is terminated without cause. The agreement also provides for the payment of one year's salary if Mr. Morrison is terminated due to a change in control. Mr. Morrison's current annual salary is $150,000.

         Effective April 20, 2001, the Company eliminated Mr. Tripp's position with the Company, at which time Mr. Tripp resigned from his employment. In connection therewith, the Company agreed to continue to pay Mr. Tripp's salary for a period of two years. The Company also paid Mr. Tripp approximately $12,000 in deferred bonuses. In consideration of the severance payments, which were in excess of the six months' severance set forth in Mr. Tripp's employment agreement, Mr. Tripp agreed to release any and all claims against the Company and to be reasonably available to the Company during the severance period to answer questions and to provide information and consulting services with respect to the operations he supervised. The term of certain restrictive covenants contained in Mr. Tripp's employment agreement was extended from one to two years. The Company initially employed Mr. Tripp in April 1973. Pursuant to the terms of his employment agreement, at the time of Mr. Tripp's resignation his annual salary was $170,000.

         Effective June 30, 2001, the Company eliminated Mr. Emery's position with the Company, which resulted in the termination of his employment. In connection therewith, the Company agreed to pay Mr. Emery three months' salary as a severance payment in addition to the six months' salary the Company was obligated to pay as severance under Mr. Emery's employment agreement. In consideration of the additional three months' severance, Mr. Emery agreed to release any and all claims against the Company and to be reasonably available to the Company during the severance period to answer questions regarding any area for which Emery had responsibility or supervised. Mr. Emery also agreed to cooperate and make himself reasonably available to assist in certain litigation matters involving the Company of which he had knowledge. Pursuant to the terms of his employment agreement, at the time of Mr. Emery's termination his annual salary was $140,000.

         The currently effective employment agreements described above terminate upon the death or disability of the officer or employee or termination of the employment of the officer or employee for cause. The agreements also contain covenants of the employees that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company. The employees also are subject to the confidentiality and limited non-solicitation agreements executed by the Company's regular employees. Each executive officer of the Company is eligible to receive bonuses pursuant to a bonus plan approved by the Compensation Committee. The 2002 bonus plan provides for payment of bonuses at the discretion of the Compensation Committee based on the executive officer's contributions to the Company. In addition, each executive officer receives benefits generally provided to other employees of the Company including, without limitation, 401(k) retirement plan, deferred compensation plan, C-125 cafeteria plan, health plan, short and long term disability and life insurance.

         Incentive Plan. The Company adopted the SOS Staffing Services, Inc. Stock Incentive Plan (the "Incentive Plan") in 1995. The purpose of the Incentive Plan is to grant options to executive officers in order to align the long-term interests of such officers with those of the Company's shareholders. The Incentive Plan is administered by the Compensation Committee. In 2001, the Compensation Committee granted options to purchase 100,000 shares of Common Stock to executive officers of the Company, which amount represents option grants to persons who currently are executive officers or were executive officers at the time of the grant, whether or not they are Named Officers. These options vest over a four-year period and expire ten years from the grant date. If an executive officer's employment terminates prior to the applicable vesting date, the officer generally forfeits all options that have not yet vested. The Compensation Committee believes that the grant of these options to executive officers is highly desirable, because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company. As of December 30, 2001, executive officers of the Company held options to purchase an aggregate of 415,300 shares of Common Stock granted pursuant to the Incentive Plan since its inception in 1995, which amount represents options held by persons who currently are executive officers or were executive officers as of December 30, 2001.

         Inteliant Plan. In an effort to remain competitive and to attract and retain the information technology employees needed to achieve the Inteliant business plan, the Company, as sole shareholder, approved the adoption of the Inteliant Corporation 2000 Stock Option Plan (the "Inteliant Option Plan") for the benefit of Inteliant's employees, officers and directors. The Inteliant Option Plan, administered by Inteliant's board of directors, allows for the grant of options to purchase a maximum of 10,000,000 shares of Inteliant common stock (the Company owns all 30,000,000 shares of Inteliant common stock that are issued and outstanding). The number of options to be granted, the vesting schedule of such grants and other conditions of each grant are established by Inteliant's board of directors. The grants will be issued at the fair market value as determined in good faith by the Inteliant board of directors. The Company and Inteliant's board of directors have engaged an independent third party valuation firm to determine the fair market value of Inteliant common stock for purposes of the Inteliant Option Plan. Since the Company has determined to terminate Inteliant line of business, the Inteliant board of directors does not plan on issuing any additional options under the Inteliant Option Plan.

         In 2001, the Inteliant board of directors did not grant any options to purchase shares of Inteliant common stock to the Company's executive officers with management or other responsibilities related to Inteliant. As of December 30, 2001, executive officers held options to purchase an aggregate of 300,000 shares of Inteliant common stock granted pursuant to the Inteliant Option Plan since its inception in 2000, which amount represents options held by persons who currently are executive officers or were executive officers of the Company as of December 30, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all such filings were timely.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 18 hereof shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT

         General. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Committee is composed of three independent directors, Jack A. Henry, Randolph K. Rolf and R. Thayne Robson. The Committee has oversight responsibility for executive compensation and executive benefit programs of the Company, including the SOS Staffing Services, Inc. Stock Incentive Plan (the "Incentive Plan").

         The Committee has responsibility for all compensation matters for the Company's Chairman, President and Chief Executive Officer and the other executive officers of the Company (the "Key Executives"). The Committee determines the amount of non-cash compensation under the Incentive Plan as well as any cash bonuses paid to the Key Executives.

         In determining the amount and composition of executive compensation for the Key Executives and administering the Incentive Plan, the Committee is guided by the following fundamental objectives: (i) attracting and retaining outstanding executive officers; (ii) administering the grants to Key Executives of options to acquire shares of Common Stock; and (iii) ensuring that a substantial portion of Key Executives' compensation is variable and is tied to quantifiable measures of the Company's performance.

         The Committee's application of these principles is discussed in greater detail below.

         Key Executive Compensation. Since the formation of the Committee in 1995, Key Executive compensation has consisted of annual salaries established pursuant to employment agreements executed by the Company and the Key Executives, and additional compensation in the form of cash bonuses and stock options as the Committee, in its discretion, may award. Pursuant to employment agreements entered into between the Company and the Key Executives, the annual salaries of the Key Executives have been fixed at amounts that were deemed competitive for executives with comparable ability and experience, taking into account existing salaries and employment agreements of executives in companies comparable in size and complexity to the Company. The Committee, through the Company, has engaged third party compensation experts to provide competitive salary and other compensation data to aid in its decisions regarding compensation for the Key Executives.

         CEO Compensation. JoAnn W. Wagner has served as the Chief Executive Officer since October 29, 1998. Ms. Wagner has served as Chairman of the Board since February 27, 1998 and was previously Vice Chairman and Executive Vice

President. Ms. Wagner's compensation is determined pursuant to the principles described above and by the terms of her employment agreement. The Committee believes Ms. Wagner's compensation fairly and accurately recognizes her vision and leadership in operating the Company and implementing the Company's business strategy.

         Cash Bonus Awards. Since November 1996, the Committee has had in effect bonus plans with targets based on the percentage increase of earnings per share on an annual basis and the internal sales growth over an annual or longer period. The Committee has reviewed the plans annually to determine whether they remain appropriate in terms of the bonuses awarded as a percentage of salary for each Key Executive, the targeted performance and the percentage weight given to each target in determining bonuses.

         In February 2001, the Committee adopted the 2001 bonus plan (the "2001 Plan") to be effective for the 2001 fiscal year. Under the 2001 Plan, bonuses were granted based on the Committee's discretion as well as on achieving targets related to growth in sales, exclusive of acquisitions, and earnings per share. The 2001 Plan provided that the Chief Executive Officer would be paid an amount equal to 60% of her salary if all of the targets established by the Committee were achieved. If the targets were exceeded, the Chief Executive Officer could have received up to 108% of her salary as a bonus based on the Company's performance. The other Key Executives also were subject to the 2001 Plan, but with varying targets based on a percentage of salary and maximum bonus amounts. Key Executives with direct operational responsibility were subject to a modified version of the 2001 Plan based on the performance of the operating units for which they had responsibility.

         In fiscal 2001, the Committee determined to pay a discretionary bonus of $5,000 to JoAnn W. Wagner. The Committee also determined to pay a bonus of $10,000 to Ms. Wagner to compensate her for the delay in implementing the 2001 salary increase. The Committee also determined to pay discretionary bonuses to other Key Executives as permitted under the 2001 Plan. Key Executives with direct operational responsibilities also were paid a discretionary bonus as well as a bonus based on achieving the threshold internal sales growth for their respective operating units.

         In connection with the sale of the consulting division of Inteliant Corporation ("Inteliant") in December 2000, the Committee has established a special bonus relating to the collection of the outstanding accounts receivable of approximately $8.9 million retained by the Company as part of the transaction. Upon the collection of approximately 90% of said accounts receivable, certain Key Executives, including the Chief Executive Officer, who were supervising the collection of the accounts receivable would have been paid a bonus not to exceed 10% of the base salary of each such Key Executive in effect at the time of the transaction. The bonus target was not achieved in fiscal 2001 and no bonus was paid.

         In March 2001, the Committee determined that no reasonable performance targets could be set for the 2002 fiscal year. The Committee determined that any bonus paid to Key Executives, including the Chief Executive Officer, for the 2002 fiscal year would be discretionary based on the Company's financial performance, the disposition of non-core lines of business, the status of the Company's debt agreements, the status of the Company's insurance programs and other factors to be reviewed by the Committee in February 2003. The maximum bonus payable for fiscal 2002 to the Chief Executive Officer would be 60% of her salary. The Committee also has fixed maximum bonuses for the other Key Executives ranging from 40% to 50% of such Key Executives' salaries.

         Stock Option Program. The SOS Staffing Services, Inc. Stock Incentive Plan is the Company's long-term incentive plan for providing an incentive to key employees and directors of the Company and its subsidiaries.

         Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which the Key Executives participate on the same terms as other Company employees meeting the eligibility requirements, subject to any legal limitations on the amounts that may be contributed to or benefits payable under such plans. These include:

i. The Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1996, as amended (the "Code");

ii.      The  Company's  401(k)  plan,  pursuant  to  which  the  Company  makes discretionary matching contributions. Key Executives and other employees employed by the Company who are determined to be highly compensated for purposes of the Code are not entitled to participate in the Company's 401(k) plan. Effective January 1, 2000, the highly compensated employees of Inteliant, including Key Executives employed by Inteliant, became able to participate in the 401(k) plan. The Company has received a determination from the Internal Revenue Service treating Inteliant as a separate line of business for 401(k) discrimination testing purposes. In March 2002, the Company matched a portion of the contributions made by eligible employees during 2001 using forfeitures of the non-vested portions of prior matches made by the Company to employees who have since been terminated.

iii. The Company's non-qualified deferred compensation plan for Key Executives, other executive officers and other key employees of the Company. As discussed above, historically, highly compensated employees have not been able to effectively participate in the Company's 401(k) plan. The Company maintains the deferred compensation plan to enable its Key Executives and other key employees to have an effective alternative for retirement savings. The Company may at its discretion make matching contributions to the plan. The Company did not make any matching contributions for 2001 deferrals.

iv. The Company's non-qualified employee stock purchase plan. The plan permits after-tax payroll deductions to purchase shares of Common Stock. The Company pays the administrative costs and commissions related to the plan. Each employee has a separate brokerage account that holds the shares. Due to the non-qualified nature of the plan, Key Executives have not participated.

v. The Company's Employee Benefit Plan, an ERISA-based health and welfare plan. The Company pays a percentage (up to 90%) of the premium based on years of service with the Company and time of hire.

vi. Short- and Long-Term Disability Plan. The Company pays 100% of the premium and expense related to the plan.

vii. Life Insurance Plan. The Company pays 100% of the premium for term insurance for each employee, including the Key Executives, for life insurance with a face amount equal to one and one-half times each employee's annual base salary. The amount of insurance coverage is capped at $300,000.

         Benefits. The Company provides to the Key Executives medical benefits under the Company's Employee Benefit Plan that generally are available to the Company's staff employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed ten percent of salary for fiscal 2001.

         Executive Compensation Philosophy. The Committee believes the Company's executive compensation program has enabled the Company to attract, motivate and retain senior management by providing competitive total compensation based on performance. Competitive base salaries that reflect each individual's level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company's compensation philosophy. The Committee also believes the grant of options under the Incentive Plan aligns interests of the executive officers with shareholders. The Committee believes the Company's executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

                             Respectfully submitted,

                                            Randolph K. Rolf, Chairman,
                                            Jack A. Henry
                                            R. Thayne Robson

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning December 31, 1996 to the fiscal year ended December 30, 2001, as well as the cumulative total return for the NASDAQ Composite Index and a Peer Group Index for the same period.

         The Peer Group Index is a staffing services composite index published by the Staffing Industry Report, an industry trade publication and comprised of the following 12 publicly traded staffing companies: CDI Corp., the Company, Kelly Services, Inc., kforce.com, Inc., Labor Ready, Inc., Manpower, Inc., On Assignment, Inc., Personnel Group of America, Inc., RemedyTemp, Inc., Robert Half International, Inc. and Spherion Corp.

         The performance graph assumes that $100 was invested at the market close on December 31, 1996, and that dividends, if any, were reinvested for all companies, including those on the NASDAQ Composite Index and the Peer Group Index. The Company paid no dividends during the periods.

         The stock price performance shown on this graph is not indicative of future price performance of the Common Stock.

                               [Graphic Omitted]

PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of April 12, 2002 with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each Named Officer and by all directors and officers as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 12,691,398 shares of Common Stock outstanding as of April 12, 2002:

                                                           Amount and Nature of
          Name and Address of Beneficial Owner              Beneficial Ownership                Percent of Class
          ------------------------------------              --------------------                ----------------
Sandra E. Reinhold                                               2,782,200 (1)                           21.92%
        P.O. Box 730
        Midway, UT  84049

Richard D. Reinhold                                              2,782,200 (1)                           21.92%
        P.O. Box 730
        Midway, UT  84049

Fleet Boston Corporation                                         1,080,860 (2)                            8.52%
        One Federal Street
        Boston, MA 02110

Dimensional Fund Advisors Inc.                                     884,000 (3)                            6.97%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA 90401

JoAnn W. Wagner                                                    156,470 (4)                            *
Randolph K. Rolf                                                    77,075 (4)(5)                         *
John K. Morrison                                                    36,756 (4)(6)                         *
R. Thayne Robson                                                    20,500 (4)                            *
Stanley R. deWaal                                                   19,500 (4)                            *
Thomas K. Sansom                                                    26,000 (4)                            *
Kevin Hardy                                                         17,000 (4)                            *
Jack A. Henry                                                        8,000 (4)                            *
Brad L. Stewart                                                      6,000 (4)                            *
Richard J. Tripp                                                     4,104 (6)(7)                         *
Dennis N. Emery                                                          0 (7)                            *
All officers and directors                                         371,405 (4)(6)(8)                      2.93%
as a group (12 persons)
-----------------------
*  Less than one percent of outstanding shares

(1) Of the shares reflected as beneficially owned by Sandra E. Reinhold and Richard D. Reinhold, 1,353,600 shares are held of record by Sandra E. Reinhold, 1,348,600 shares are held of record by Richard D. Reinhold and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard D. Reinhold and Sandra E. Reinhold are general partners.

 (2) Based on schedules filed with the Securities and Exchange Commission, the Company believes that Fleet Boston Corporation has sole voting power of 737,060 shares reflected as beneficially owned. It has sole dispositive power over all 1,080,860 shares reflected.

(3) Based on schedules filed with the Securities and Exchange Commission, the Company believes that Dimensional Fund Advisors, Inc. possesses voting or investment power of the shares reflected in its role as an investment advisor or manager.

 (4) The share amounts indicated include shares subject to currently exercisable options granted under the Incentive Plan held by the following persons in the following amounts: JoAnn W. Wagner, 123,320 shares; Randolph K. Rolf, 19,500 shares; John K. Morrison, 33,600 shares; R. Thayne Robson, 19,500 shares; Stanley R. deWaal, 19,500 shares; Thomas K. Sansom, 21,000 shares; Kevin Hardy, 17,000 shares; Jack A. Henry, 3,000 shares; Brad L. Stewart, 3,000 shares; and all officers and directors as a group, 259,420 shares.

(5) The share amounts indicated for Randolph K. Rolf include 57,575 shares owned of record by the Randolph K. Rolf Trust.

(6) The share amounts indicated include shares of Common Stock held in the Company's 401(k) plan by the following persons in the following amounts: John K. Morrison, approximately 106 shares; Richard J. Tripp, approximately 104 shares; and all officers and directors as a group, 210 shares. The number of shares held in the Company's 401(k) plan is based on plan information available on December 30, 2001, the last statement date of the plan.

(7) Messrs. Tripp and Emery are no longer reporting persons under the Exchange Act of 1934, as amended (the "Exchange Act"). The information set forth in the table is based on the last public filings made by such individuals pursuant to
Section 16(a) of the Exchange Act, as well as other information available to the Company.

(8) All officers and directors as a group includes Messrs. Tripp and Emery, although neither is currently an officer or director.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Audit Committee shall not be incorporated by reference in any such filings.

AUDIT COMMITTEE REPORT

         General. The Board of Directors has formed an Audit Committee (the "Committee"), which has the following responsibilities: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The Committee is composed of three independent directors, Stanley R. deWaal (Chairman), Jack A. Henry and R. Thayne Robson. Since July 1998, the Audit Committee's functions have been governed by a charter adopted by the Board of Directors.

         Report on Specific Items.  The Committee reports as follows:

(i) That it has reviewed and discussed the audited financial statements with management;

(ii) That it has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

(iii) That it has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1, as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence; and

(iv)     Based on the review and  discussions  referred  to in items (i) through
         (iii) above, it recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2001 fiscal year for filing with the Commission.

         Fiscal 2001 Audit Fee Summary and Disclosure.

         During fiscal year 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

         Audit Fees                                                    $184,341
         Financial Information Systems Design
             and Implementation Fees                                   $      0
         All Other Fees:
             Audit Related                                             $ 48,085
             Other                                                     $180,476

         "All Other Fees" includes (i) tax planning and preparation of tax returns of the Company, (ii) employee benefit plan audit and (iii) research and consultation on various accounting issues not related to information systems design and implementation.

         The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

                                                     Respectfully submitted,

                                                     Stanley R. deWaal, Chairman
                                                     Jack A. Henry
                                                     R. Thayne Robson

                              INDEPENDENT AUDITORS

         The Company's principal accountant and independent auditor for the 2001 fiscal year was Arthur Andersen LLP. The Board of Directors, although not required to do so, historically has submitted the appointment of the Company's independent auditor to the shareholders for ratification at each annual meeting. However, the Board of Directors believes that Arthur Andersen LLP may not be available to perform the audit of the Company's financial statements for the fiscal year ending December 29, 2002. Accordingly, the Board of Directors, in its discretion, may appoint new independent public accountants during the current fiscal year, without notice to, or the consent of, the shareholders, if Arthur Andersen LLP is unable to perform the audit or if the Board of Directors, acting on the recommendation of the Audit Committee, determines that it is in the best interest of the Company to appoint new independent auditors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases its corporate office building from the adult children of Richard D. and Sandra E. Reinhold pursuant to a lease agreement that expires in March 2005. The Company has the option to extend the term by a period of ten years by giving at least 180 days' notice of intent to exercise such option. The lease, which was amended as of January 1995 to include additional space, provides for future minimum annual lease payments amounting to approximately $89,000. The Company paid approximately $86,000, $83,000 and $81,000 as lease payments for fiscal years 2001, 2000 and 1999, respectively. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a transaction negotiated at arm's length.

         During 1999 the Company contributed approximately $297,000 in cash and other assets to a joint venture with a former employee whereby the Company acquired 49% of the newly-formed venture, Bency & Associates, LLC ("Bency"). The joint venture is being accounted for using the equity method of accounting. As part of the agreement, the Company agreed to provide a credit facility of $500,000 terminating December 31, 2000. At December 30, 2001, borrowings under this note receivable were approximately $500,000. Interest earned for fiscal 2001 and 2000 was approximately $45,000 and $24,000, respectively. Under the original terms of the note receivable, Bency was to repay the entire outstanding balance by December 31, 2000, but was unable to satisfy the terms of that agreement. Consequently, the Company has established reserves for the entire amount due at December 31, 2000. During fiscal 2001, the terms of the note were renegotiated, requiring Bency to make monthly principal payments during 2001 and monthly principal and interest payments of approximately $16,000 for the succeeding 36 months. Bency is currently in default of the terms of the amended note.

         During fiscal 2001, the Company entered into an agreement to provide payrolling services to Underground Staffing Connection, Inc. ("Underground Staffing"), a business owned by one of the Company's staffing managers. Underground Staffing provides staffing services to companies that have staffing needs in high-risk areas such as underground mining. As of December 30, 2001, the Company realized approximately $1.1 million in revenue from the agreement. Additionally, the Company had accounts receivable of approximately $94,000 due from Underground Staffing at December 30, 2001.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         Proposals that shareholders desire to have included in the Company's proxy materials relating to the annual meeting of shareholders to be held in the 2003 calendar year must be received by John K. Morrison, Vice President, General Counsel and Secretary of the Company, at the Company's executive offices, 1415 South Main Street, Salt Lake City, Utah, 84115, no later than December 23, 2002 in order to be considered for possible inclusion in such proxy materials.

         Pursuant to rules adopted by the Securities and Exchange Commission, if a shareholder intends to propose any matter for a vote at the annual meeting of shareholders to be held in the 2003 calendar year, but fails to notify the Company of such intention prior to March 8, 2003, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                    DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

         The SEC recently adopted amendments to its rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. The Company now may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This method of delivery is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. Each shareholder who resides in a householded address will be mailed a separate proxy card. However, we will undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, send your request to us in writing at 1415 South Main Street, Salt Lake City, Utah, 84115,
Attn.: Investor Relations Department or call (801) 484-4400. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

         Any shareholders of record sharing an address who now receive multiple copies of the Company's annual report or proxy statement and who wish to receive only one copy of these materials per household in the future also should contact the Company by telephone or mail as instructed above or, if appropriate, the broker or bank holding such shareholder's stock.

ADDITIONAL INFORMATION

         The Company will provide, without charge to any person from whom a proxy is solicited by the Board of Directors, upon written request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the Company's 2001 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to:

         Investor Relations Department
         SOS Staffing Services, Inc.
         1415 South Main Street
         Salt Lake City, UT  84115